Exhibit 99.5
Election Form
This Election Form is being delivered in connection with the Agreement and Plan of Merger (“Merger Agreement”) between Maryland Bankcorp, Inc. and Old Line Bancshares, Inc., whereby Maryland Bankcorp, Inc. will merge with and into Old Line Bancshares, Inc.
Method of delivery of the Election Form is at the option and risk of the owner thereof. See Instruction 1.

If delivering by mail:	If delivering by hand or courier:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219
THIS FORM MUST BE SUBMITTED BY 5:00 p.m., NEW YORK CITY TIME, ON FEBRUARY 15, 2011, UNLESS YOU ARE NOTIFIED OF AN EARLIER DEADLINE.

ELECTION OPTIONS (MARK ONLY ONE BOX):
☐ ALL STOCK ELECTION: Exchange all shares of Maryland Bankcorp, Inc. common stock for shares of Old Line Bancshares, Inc. common stock per share, plus cash in lieu of any fractional shares (“Stock Election”).
☐ ALL CASH ELECTION: Exchange all shares of Maryland Bankcorp, Inc. common stock for cash (“Cash Election”).
☐ COMBINATION STOCK/CASH ELECTION: Exchange _________ shares of Maryland Bankcorp, Inc. common stock for shares of Old Line Bancshares, Inc. common stock and the remainder for cash (“Combination Election”). (Please write in the blank the number of shares of Maryland Bankcorp, Inc. common stock you would like to exchange for Old Line Bancshares, Inc. common stock.)
☐ NO ELECTION: No preference with respect to the receipt of either Old Line Bancshares, Inc. common stock or cash.
IMPORTANT: IF YOU DO NOT SELECT AN OPTION OR SELECT MORE THAN ONE, IT WILL BE ASSUMED THAT AS TO THESE SHARES YOU HAVE NO PREFERENCE AND THE SHARES SHALL BE DESIGNATED NO ELECTION SHARES. NO ELECTION SHARES WILL BE EXCHANGED FOR SHARES OF OLD LINE BANCSHARES, INC. COMMON STOCK. IN ADDITION, YOUR ELECTION IS SUBJECT TO CERTAIN LIMITS AND ALLOCATION PROCEDURES SET FORTH IN THE MERGER AGREEMENT.

It is understood that this election is subject to the terms, conditions and limitations set forth in the Merger Agreement and this Election Form. In particular, all elections area subject to the limitation that, on an aggregate basis, at least 95% of Maryland Bankcorp, Inc.’s common stock will be converted into Old Line Bancshares, Inc.’s common stock and no more than 5% of Maryland Bankcorp, Inc.’s common stock will be converted into cash. Old Line Bancshares, Inc. and Maryland Bankcorp, Inc. cannot, therefore, ensure that all Maryland Bankcorp, Inc. stockholders will receive their election choices. Any adjustments to the elections will be made in accordance with the allocation and proration procedures set forth in the Merger Agreement that is attached as Appendix A to the joint proxy statement/prospectus. If you do not return a properly completed and executed election form by the election deadline, you will be deemed to have elected to receive Old Line Bancshares, Inc. common stock for your Maryland Bankcorp, Inc. shares.
For assistance call Lawrence H. Wright, Senior Vice President & Secretary of Maryland Bankcorp at (301) 861-0324.

DESCRIPTION OF SHARES TO BE EXCHANGED
Name(s) and Address(es) of Registered Owner(s)	Shares to be Exchanged
(If blank, please fill in exactly as name(s) appear(s) on share certificate(s))	(attach additional list if necessary)
Certificated Shares**
Total Number of
		Shares	Number of Shares
	Certificate	Represented by	To be	Book Entry
	Number(s)*	Certificate(s)*	Exchanged**	Shares

Total Shares

* Need not be completed by book-entry stockholders.
** Unless otherwise indicated, it will be assumed that all shares of common stock represented by certificates described above are being exchanged.

INSTRUCTIONS
1. Time in which to Make an Election. To be effective, a properly completed Election Form must be received by Exchange Agent not later than 5:00 p.m. EST on February 15, 2011 (“Election Deadline”), unless you are notified in writing of an earlier Election Deadline. Holders of Maryland Bankcorp, Inc. common stock whose Election Form is not so received or who revoke their Election Form will be considered Non-Electing Stockholders. See Instruction (5) below. The method of delivery of all documents is at the option and risk of the Maryland Bankcorp, Inc. stockholder, but if sent by mail, registered mail, properly insured, with return receipt requested, is recommended.
2. Do not Send in Stock Certificates Now. Do not send in your Maryland Bankcorp, Inc. stock certificate(s) with this Election Form. If the merger is approved, then you will be sent a letter of transmittal that will include instructions for sending in your Maryland Bankcorp, Inc. stock certificate(s) at a later date. The letter of transmittal is separate from this Election Form.
3. Election Options. In the area marked “Election Options,” indicate whether you would like to receive in exchange for your shares of Maryland Bankcorp, Inc. common stock, only shares of Old Line Bancshares, Inc. common stock, only cash, a combination of common stock and cash or “No Election.” Mark only one selection in this box. The Merger Agreement limits the amount of cash and the amount of Old Line Bancshares, Inc. common stock that can be issued in the Merger, and it may not be possible for all elections to be honored in full. To find out more about these limits and the allocation method that will be used, please see “The Merger Agreement and the Merger—Terms of the Merger—Election and Exchange Procedures” and “—Allocation Procedures and Proration” in the joint proxy statement/prospectus.
4. Change or Revocation of Election. A holder of shares of Maryland Bankcorp, Inc. common stock who has made an election may at any time prior to the Election Deadline change such election by submitting to the Exchange Agent a revised Election Form, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline.
5. Shares as to which no Election is Made. Holders of shares of Maryland Bankcorp, Inc. common stock who mark the “No Election” box on this Election Form, who fail to submit a properly completed Election Form by the Election Deadline, or who revoke their previously submitted Election Form and fail to submit a revised Election Form (“Non-Electing Stockholder”), shall have their shares of Maryland Bankcorp, Inc. common stock converted into the right to receive solely shares of common stock of Old Line Bancshares, Inc. for the shares of Maryland Bankcorp, Inc. common stock they own in accordance with the allocation provisions set forth in the Merger Agreement. In addition, a holder who does not submit an Election Form for all of his or her shares will be deemed to be a Non-Electing Stockholder with respect to those shares for which an Election Form is not submitted.
6. Signatures. The signature (or signatures, in the case of certificates owned by two or more joint holders of certificates for which a joint Election Form is submitted) on the Election Form should correspond exactly with the name(s) as written on the face of the applicable stock certificate(s) unless the shares of Maryland Bankcorp, Inc. common stock described on this Election Form have been assigned by the registered holder(s), in which event this Election Form should be signed in exactly the same form as the name of the last transferee indicated on the transfer attached to or endorsed on the certificate(s).
If this Election Form is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or by any others acting in a representative or fiduciary capacity, the person signing, unless he or she is the registered owner, must give such person’s full title in such capacity, and appropriate evidence of authority to act in such capacity must be forwarded to the Exchange Agent with this Election Form.
7. Lost, Destroyed, Mutilated or Stolen Share Certificates. If any share certificate has been lost, destroyed, mutilated or stolen, the stockholder should promptly notify the Exchange Agent, American Stock Transfer & Trust Company at (800) 937-5449. The stockholder will then be instructed as to the steps that must be taken in order to replace the share certificate. This Election Form and the Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, mutilated, destroyed or stolen share certificates have been followed.